                                                                   EXHIBIT 10.14

[RECRUITSOFT LETTERHEAD]


San Francisco, CA, September 12, 2003


Tom Lavey
15375 Peach Hill Road
Saratoga, CA 95070
408-930-1064

RE: TERMS OF EMPLOYMENT OFFER

Dear Tom,

This letter will confirm the terms of your offer of employment with Recruitsoft Inc., a Delaware corporation ("Recruitsoft"). Such terms are as follows:

1. POSITION AND RESPONSIBILITIES. You will serve in the position of Executive Vice President, Sales reporting directly to Louis Tetu, Chief Executive Officer. You will assume and discharge such responsibilities as are commensurate with such position and as Louis may direct from time to time. During your employment with Recruitsoft, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of Recruitsoft in effect from time to time during your employment.

2. AT-WILL EMPLOYMENT. You acknowledge that your employment with Recruitsoft is for an unspecified duration and constitutes at-will employment and that either you or Recruitsoft can terminate this relationship at any time, with or without cause and with or without notice.

3. COMPENSATION.

     (a) In consideration of your services, you will be paid a base salary of $17,916.67 US per month (annualized base salary of $215,000 US) payable twice monthly in accordance with Recruitsoft's standard payroll practices.

     (b) In addition to your base salary, you will be eligible to participate in an Incentive Compensation Plan (attached herein as Attachment A), which may be adopted from time to time by Recruitsoft in its sole discretion. You understand that the adoption of any such plan, the eligibility and measurement criteria and all other terms shall be at the sole discretion of Recruitsoft.

     (c) In addition to the stock options to be granted upon the commencement of employment, you will be eligible to receive and additional 100,000 options to purchase shares of Class A Common Stock on January 1, 2005. The granting of these options is subject to meeting your 2004 budgeted revenue and earnings, as approved by the board of directors at the beginning of 2004. These additional options will be (a) subject to adjustment based on any changes to the capital structure for any stock splits or similar changes, (b) include a strike price of the then current market value as determined by the board of directors, and (c) will vest over a period of three years at 1/36 per month from the date of issuance, based on your continued employment with Recruitsoft.

     (d) If your employment is terminated by Recruitsoft without cause or notice, you will be entitled to six (6) months of salary based on on-target earnings, from the date of your termination provided that any rights you may have under the benefit plans of Recruitsoft shall be determined under the provisions of those plans. For this purpose, "Cause" means (i) any act of personal dishonesty taken in connection with your responsibilities as a Service Provider which is intended to result in your personal enrichment, (ii) conviction of a felony, (iii) any act that constitutes material misconduct and is injurious to the Company, or (iv) substantial violation of employment duties, responsibilities or obligations to the Company.

     (e) If your employment is terminated by Recruitsoft with cause and notice, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for the periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of Recruitsoft shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of Recruitsoft.

4. OTHER BENEFITS. You will be eligible to receive the standard employee benefits made available by Recruitsoft to its employees from time to time during the term of your employment to the extent of your eligibility therefore. You shall earn paid vacation at the rate of three weeks per year (or 1.25 days per month) of employment (which shall be consistent with Recruitsoft's vacation policy and which shall not accrue in excess of that allowable under the policy). During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of Recruitsoft that is available to employees generally. You should note that Recruitsoft may modify salary and benefits from time to time as deemed necessary.

Recruitsoft shall reimburse you for all reasonable business expenses (including business class fares on trans-continental flights) actually incurred or paid by you in the performance of your services on behalf of Recruitsoft, upon prior authorization and approval and upon submission of appropriate documentation in accordance with Recruitsoft's expense reimbursement policy.

5. CONFIDENTIAL INFORMATION. Your employment pursuant to this offer is contingent upon your execution and delivery to Recruitsoft the Employment, Confidential Information and Invention Assignment Agreement (which is attached to this letter as Attachment B, "Confidential Agreement").

6. CONFLICTING EMPLOYMENT. During the term of your employment with Recruitsoft, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Recruitsoft is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Recruitsoft.

7. GENERAL PROVISIONS.

     (a) This offer letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

     (b) This offer letter along with the Confidentiality Agreement set forth the terms of your employment with Recruitsoft and supersedes any prior representations or agreements, whether written or oral. Any modifications must be in writing and signed by an officer of Recruitsoft and by you. Any subsequent change or changes in your duties, salary or other compensation will not affect the at-will nature of your employment, the commitments you have agreed to or the enforceability, validity or scope of this Agreement.

     (c) This offer of employment is contingent upon background verification and reference checks satisfactory to Recruitsoft. I authorize Recruitsoft and/or a third party designated by Recruitsoft, to conduct such investigations and secure such information as is necessary to assess my background and employment history.

     (d) If you accept this offer of employment, you must provide to Recruitsoft documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     (e) This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Recruitsoft, Recruitsoft Holding and their respective successors and assigns.

To indicate your acceptance of this offer, please sign and date the enclosed copy of this offer letter and the Confidentiality Agreement, and return both to me as soon as possible. This offer shall be valid for 10 working days from the date of this letter. If you have any questions about this offer letter, please call Louis Tetu or me at (415) 538 9068 EXT. 633.

We look forward to working with you at Recruitsoft.

8. CONTINGENCIES: This offer is contingent upon our obtaining the following:

     1. Return of the enclosed copy of this letter, signed by you without modification, indicating your acceptance of this offer;

     2. Return of the enclosed Agreement to Arbitrate Employment Disputes, signed by you without modification;

     3. Return of the enclosed Confidentiality Proprietary Information and Inventions Agreement, signed by you without modification;

     4.   Satisfactory results of background and reference checks;

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Documentation verifying your identity and legal authority to work in the United
States no later than 3 business days after the date you commence work.

Sincerely,


Recruitsoft Inc.




/s/ Louis Tetu
----------------------------
Louis Tetu
Chief Executive Officer

ACCEPTANCE:

I accept the terms of my employment with Recruitsoft Inc as set forth above. I understand that this offer letter does not constitute a contract of employment for any specified period of time and that my employment relationship may be terminated by Recruitsoft or me at any time with or without notice and with or without cause.

/s/ Tom Lavey
----------------------------                    -----------------------
Tom Lavey                                       Starting date


----------------------------
Date

                                  ATTACHMENT A
                                RECRUITSOFT, INC.

                      INCENTIVE COMPENSATION PLAN FOR 2003

The following sets forth the Incentive Compensation Plan for Tom Lavey, as Executive Vice President (EVP) World Wide Sales.

HIRE DATE:   September 16, 2003

BASE SALARY: $215,000

ASSIGNED TERRITORY (HEREINAFTER "THE TERRITORY"): Worldwide

--------------------------------------------------------------------------------

DEFINITION:

"APPLICATION SERVICE REVENUE" is defined as all application service fees that Recruitsoft (sometimes hereinafter referred to as "the Company") will, assuming performance of services as and when anticipated by the Application and Consulting Service Agreement (hereinafter referred as "ACSA"), recognize as revenue on its Statement of Operations in accordance with Generally Accepted Accounting Principles ("GAAP") within the initial twelve (12) months of the effective date of a new ACSA. Under GAAP, revenue is recognized ratably as services are performed. For greater clarity, Application Service Revenue is comprised of application set-up fees, hosting fees, application service fees (including fees for integration and ad-hoc staffing metrics reporter), maintenance fees, additional zone/database, and hiring manager e-learning service fees, as detailed in Schedule B of the ACSA. However, Application Service Revenue excludes consulting & education service fees, referral fees, escrow fees, perpetual license fees, resume processing set-up and service fees and other third party services.

ANNUAL COMPENSATION:

As an example, here is what the EVP's compensation would be, assuming that he achieves all components of the variable compensation plan at:

                                                            100%        125%        150%
                                                            ----        ----        ----
Base salary                                               215,000     215,000     215,000

Bonus on Application Service Revenue quota achievement    125,000     156,250     225,000

Bonus on budgeted sales expenses                           10,000      10,000      10,000

Bonus on budgeted Total Revenue according to GAAP          60,000     100,800     100,800

Bonus on budgeted operating income according to GAAP       20,000      24,000      36,600

TOTAL ANNUAL COMPENSATION AT PLAN                         430,000     506,050     587,400

QUARTERLY BONUS ON APPLICATION SERVICE REVENUE:

The EVP will be entitled to receive the following quarterly bonus amounts (pro-rated on the number of days worked in the quarter), which will be calculated based on the attainment of the World Wide Application Service Revenue quota for the said quarter (see Schedule A):

0% - 49% of quota:     $12,500 pro-rated by the quota attainment percentage;
50% - 99% of quota:    $25,000 pro-rated by the quota attainment percentage;
100% - 149% of quota: $31,250 multiplied by the quota attainment percentage; 150% - 199% of quota: $37,500 multiplied by the quota attainment percentage.
200% + of quota:       $46,875 multiplied by the quota attainment percentage.


For purposes of calculating the above bonus, perpetual license fees shall be included in Application Service Revenues after reducing the license fees by a factor of 2.7.

QUARTERLY BONUSES ON BUDGETED SALES EXPENSES:

The EVP will be entitled to receive $2,500 bonus per quarter (pro-rated on the number of days worked in the quarter) upon respecting the total sales expenses budget for the said quarter (see Schedule A). Should the sales expenses budget be exceeded for a specific quarter, no bonus will be payable for that quarter.

SEMI-ANNUAL BONUS ON BUDGETED TOTAL REVENUE (ACCORDING TO GAAP):

The EVP will be entitled to receive a bonus of $30,000 for the first half of the fiscal year as well as another $30,000 bonus for the second half of the fiscal year (pro-rated on the number of days worked in the period), based on achieving total revenue as recognized on Recruitsoft's Statement of Operations in accordance with GAAP compared to the total revenue budgeted for the reference period (first or second half of the year).

At the end of each reference period, the following table will be used to calculate the semi-annual bonus:

           % OF ATTAINMENT OF SEMI-ANNUAL      % OF SEMI-ANNUAL
            BUDGETED TOTAL REVENUE - GAAP           BONUS
            -----------------------------      ----------------
                      - 75                            0%
                    75% - 79.9%                      32%
                    80% - 84.9%                      63%
                    85% - 89.9%                      82%
                    90% - 94.9%                      92%
                    95% - 99.9%                      98%
                   100% - 104.9%                    100%
                   105% - 109.9%                    102%
                   110% - 114.9%                    108%
                   115% - 119.9%                    118%
                   120% - 124.9%                    137%
                      125%+                         168%

SEMI-ANNUAL BONUS ON BUDGETED OPERATING INCOME (ACCORDING TO GAAP):

The EVP will be entitled to receive a bonus of $10,000 for the first half of the fiscal year as well as another $10,000 bonus for the second half of the fiscal year (pro-rated on the number of days worked in the period), based on achieving the budgeted operating income for the reference period (first or second half of the year).

At the end of each reference period, the following table will be used to calculate the semi-annual bonus:


          % OF ATTAINMENT OF SEMI-ANNUAL
           BUDGETED OPERATING INCOME -         % OF SEMI-ANNUAL
                   - GAAP                           BONUS
           ---------------------------         ----------------
                     -50                              0%
                   50% - 59.9%                       32%
                   60% - 59.9%                       50%
                   70% - 79.9%                       66%
                   80% - 89.9%                       80%
                   90% - 99.9%                       93%
                  100% - 109.9%                     100%
                  110% - 119.9%                     107%
                  120% - 129.9%                     120%
                  130% - 139.9%                     134%
                  140% - 149.9%                     150%
                     150%+                          168%

TERRITORY ASSIGNMENTS:

The Company has assigned a Territory to the EVP, as detailed above. At any time, an assigned Territory may be changed at the Company's sole discretion. All changes to the Territory must be in writing and signed by the CEO. A Territory may be defined by various factors including, but not limited to, geography, specific business accounts, markets and will be assigned, in part, based upon your skill level.

GENERAL:

The Director of Legal and Business Transactions is responsible for any modifications to the standard ACSA. The CFO or CEO are the only persons authorized to execute an ACSA. Failure to comply with this procedure will cause a cancellation of bonuses that would otherwise be payable with respect to revenue derived from the ACSA, and is grounds for termination of employment.

Should the Application Service Revenue used to calculate the bonus change after the contract is signed; the bonus will be adjusted accordingly. Any bonuses payable to the EVP will be reduced accordingly within the quarter in which the event took place.

The CFO reserves the right, at his/her sole discretion, which shall be reasonably exercised, to withhold part or all bonus payments under this Compensation Plan until Recruitsoft collects monies owed by any customer if he/she reasonably believes that a customer is delinquent in payment or if he/she believes that a customer will become delinquent.

The EVP shall promptly repay any bonuses that have been paid in error. All known bonus calculation errors as well as any other known errors must be reported to the Director of Finance promptly but no later than sixty (60) days of the incorrect payment or the EVP's receipt of knowledge of the error.

The right to participate in this Compensation Plan will become void upon termination of employment for any reason, effective as of the last day of employment.

All distributions under this Compensation Plan are considered taxable compensation income and as such, the Company shall deduct such withholding and payroll taxes as may be required or appropriate consistent with local, state, provincial, federal laws and other applicable laws and regulations.

This Compensation Plan constitutes the entire terms of the Company's incentive compensation agreement with the EVP for the year 2003 and may only be modified in writing by the CFO of the Company. Any oral modifications to the 2003 Compensation Plan are void, without effect and may not be relied upon. This Plan is effective on the first date of employment of the EVP.

Recruitsoft reserves the right to change, add to, or modify the 2003 Compensation Plan as business needs require. The CFO has the discretionary authority to construe and interpret the terms and conditions of the Compensation Plan for 2003. The CFO's determinations shall be final and binding.

Nothing in the Compensation Plan shall change the "at-will" nature of the employment relationship between the Company and the employee. As an at-will employee, either the Company or the employee can terminate the employment relationship at any time, with or without notice, for any reason.

No waiver or alteration of any provision under this Plan with respect to any obligation, right, duty or requirement, on any occasion, whether intentional or not, shall be deemed to extend to any prior or subsequent occasion or affect in any way any obligation, right, duty or requirement arising by virtue of any prior or subsequent occasion.


Reviewed and approved by:


/s/ Tom Levey
-----------------------------------------                 ------------------
Executive Vice President World Wide Sales                 Date


/s/ Louis Tetu
-----------------------------------------                 ------------------
CEO                                                       Date